Exhibit 4.10

Date: 27.12.2020

To:

Cognyte Software Ltd., company no. 51-619642-5 (“Cognyte Software”)

Cognyte Technologies Israel Ltd., company no. 51-270486-7 (“Cognyte Technologies”)

(Each of Cognyte Software and Cognyte Technologies, shall be referred to, jointly and severally, as – “the Company”)

Re: Credit Facility Approval

Pursuant to your request we hereby inform you that we, Bank Hapoalim B.M. (hereinafter: “the Bank”), shall allocate to you a credit facility up to the sum of 50,000,000 (Fifty Million) US Dollars (hereinafter: “the Credit Facility” and “the Credit Facility Amount”, respectively).

You may utilize the Credit Facility solely in US Dollars.

The Credit Facility shall enter into force, subject to the terms set out hereunder, commencing on the date to be requested by you in writing 7 Business Days in advance, but provided such date is not later than 28.2.2021 (hereinafter: “the Credit Facility Commencement Date”), subject to the fulfillment of the conditions set out in Clause 2 below, and shall remain in force until the date falling 36 (thirty-six) months following the Credit Facility Commencement Date (hereinafter: “the Credit Facility Termination Date”), and shall be allocated in the following accounts:

The bank account of Cognyte Software that shall be opened with the Bank, on or about the date hereof, in connection with the Credit Facility (hereinafter: “Cognyte Software’s Facility Account”).

Account No. 662340 at Branch No. 600 of the Bank, in the name of Cognyte Technologies (previously known as Verint Systems Ltd.) (hereinafter: “Cognyte Technologies’ Facility Account”).

(Each of Cognyte Software’s Facility Account and Cognyte Technologies’ Facility Account, shall be referred to, jointly and severally, as – “the Facility Accounts”),

all - subject to the terms set forth herein.

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1.	Terms of the Credit Facility; Types of Credit and the Available Credit Facility:

1.1	The Types of Credit Which Can Be Utilized Under the Credit Facility:

1.1.1

The Credit Facility will enable you to receive from the Bank, in the Facility Accounts, short term loans in US Dollars, the repayment date of which is not later than (at your discretion): (a) at the end of 3 (three) months from their utilization date, or (b) at the end of 1 (one) month (or less – if so designated under the applicable loan utilization form) from their utilization date, and in no case not later than Credit Facility Termination Date (hereinafter: “the Loan”).

1.1.2	The credit shall be utilized pursuant to the terms, amounts and periods to be agreed between you and the Bank, and as shall be further detailed in the documents under which it shall be provided.

1.1.3

Without derogating from the above, the interest rate on each loan utilized under the Credit Facility, for each relevant calculation period, shall be the aggregate of LIBOR, plus a margin of (a) in case of short term loans as specified under Clause 1.1.1(a) above - 1.65%, or (b) in case of short term loans as specified under Clause 1.1.1(b) above - 1.55%, in each case, as shall be further detailed in the “request for the extension of loans in foreign currency” delivered to the Bank by each utilization date, pursuant to Clause 3.2 below.

1.2	Calculation of the Amount of the Balance Available for Utilization Under the Credit Facility:

The remaining amount of the Credit Facility available for utilization is equal to the Credit Facility Amount, after deduction of the outstanding balance of the Credit Amounts utilized under the Credit Facility (hereinafter: “the Balance Available for Utilization”).

2.	Conditions Precedent to the Allocation of the Credit Facility:

The allocation of the Credit Facility will be conditional upon the fulfillment of all of the following conditions:

2.1

You have duly executed each Credit Document, in form and substance agreed between you and the Bank, including, among others, your deed of undertaking (the “Deed of Undertaking”) and the deeds of guarantee, pursuant to which Cognyte Software shall secure all indebtedness or obligations owed by Cognyte Technologies to the Bank, and Cognyte Technologies shall secure all indebtedness or obligations owed by Cognyte Software to the Bank, as well as any other document that may be required by the Bank in connection with any anti-money laundering and KYC requirements.

2.2	The Bank has satisfactorily completed its internal compliance examinations in connection with the Spin-Off.

2.3

Cognyte Software US has duly executed, in the form and substance agreed between you and the Bank, a deed of undertaking in favour of the Bank, as well as a deed of guarantee, pursuant to which it shall guarantee all indebtedness or obligations owed by Cognyte Technologies or Cognyte Software to the Bank.

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2.4

You have provided the Bank with a legal opinion of the legal advisers of Cognyte Software US in the State of Delaware (and, as applicable – in Israel), as shall be approved by the Bank, substantially in the form attached as Schedule 2.4 hereto or otherwise in form and substance satisfactory to the Bank and relating, inter alia, to capacity, validity and enforceability of the documents executed by Cognyte Software US.

2.5

The Facility Accounts have been opened and the Account Opening Documentation for each of the Facility Accounts, and any other documents required by the Bank for the purpose of opening of these accounts (including any KYC, FATCA and Tax documentation, to the extent required by the Bank), have been duly executed by you and delivered to the Bank.

2.6

You have provided to the Bank an up-to-date copy (certified as true copy) of your and Cognyte Software US’s organizational documents, consisting of the certificate of incorporation, memorandum of association (if applicable) and articles of association or other organizational or governing documents, as well as a good standing certificate from the Secretary of State of Delaware with respect to Cognyte Software US.

2.7

You have provided to the Bank a full recent extract from the Israeli Pledges Registrar with respect to Cognyte Software US, and a full recent extract from the Israeli Registrar of Companies, with respect to each of you, pursuant to which none of you are a “Company in Violation” under section 362A to the Israeli Companies Law, 5759-1999.

2.8	All the fees, costs and expenses then due from you pursuant to the Credit Documents have been paid.

2.9

There will be no prevention, restriction or prohibition including any prevention, restriction or prohibition which applies by operation of law or by the Bank of Israel or any government body or under any order or under your organizational documents or any other document, with regard to the credit or with regard to the repayment thereof or with regard to collateral provided or to be provided as security therefor, the creation and validity of such collateral, the rights thereunder or the realization and enforcement thereof.

2.10

None of your undertakings under this letter shall have been breached, and there shall not occur any event entitling the Bank to cancel the Credit Facility or to reduce the Credit Facility Amount, as set forth herein under Clause 5 below (but without taking into account any notice, waiting or cure period, to the extent agreed upon in writing).

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2.11

Without derogating from the generality of the foregoing – the provision of the credit out of the Credit Facility, is conditional upon the limitations established under the regulations of the Supervisor of Banks – Proper Conduct of Banking Business (including Directive 313) with regard to a single borrower/group of borrowers or any other limitation in that regard not being exceeded, according to the Bank’s calculations. If this condition precedent is not fulfilled and the full amount of the credit out of the Credit Facility cannot be provided, the terms of the Credit Facility will be adjusted by agreement between the Bank and yourselves.

2.12	You have provided the Bank with evidence, in form and substance satisfactory to it, as to the completion of the Spin-Off.

2.13	You have provided the Bank with holding charts, in form and substance satisfactory to it, detailing:

2.13.1

Cognyte Technologies’ shareholders and the holders of their means of control (as such term is defined in the Securities Law, 5728-1968), directly or indirectly, the relative proportions of their holdings of its shares and means of control (as such term is defined in the Securities Law, 5728-1968) as aforesaid, on a fully diluted basis and not on a fully diluted basis, and a description of the manner in which they are held (should it be indirectly), including details of each entity’s: corporate status (private/public/reporting); country of incorporation; tax residency; and, if applicable – relevant stock exchange where securities of such entity are traded; and

2.13.2

the interested parties (as such term is defined in the Securities Law, 5728-1968) and parties in control of Cognyte Software, directly or indirectly, their holdings of Cognyte Software’s share capital and means of control (as such term is defined in the Securities Law, 5728-1968), on a fully diluted basis and not on a fully diluted basis, and a description of the manner in which they are held (should it be indirectly), including the details set out in the above paragraph, all – as shall be immediately following the completion of the Spin-Off, provided that such holding charts shall not deviate, in any material respect, subject to the Bank’s discretion, from the information provided by you to the Bank, on or about the date hereof, in connection with your holding structure following the Spin-Off, including, inter alia, pursuant to Cognyte Software’s draft Form 20-F Registration Statement that has been delivered by you to the Bank, on or about date hereof.

2.14

Bank has received satisfactory evidence, that, as of January 31, 2021, a cash balance (including restricted cash, cash equivalents and short-term investments) of at least 100,000,000 (one hundred million) US Dollars is standing to the credit of Cognyte Software’s and its subsidiaries’ bank accounts on a consolidated basis, as appearing in Cognyte Software’s consolidated financial statements, including confirmation from Cognyte Software’s chief financial officer, in form and substance satisfactory to the Bank, in connection with the foregoing.

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If the Credit Facility Commencement Date shall occur after February 1, 2021, then Bank shall receive an additional satisfactory evidence that the aforesaid cash balance exists also as of the end of the Business Day preceding the Credit Facility Commencement Date (in this Clause: the “New Testing Date”), unless you requested to reduce the required cash balance amount due to payments made by you to employees, suppliers, service providers or similar parties in the ordinary course of your business, in which case the Bank shall discuss with you in good faith the foregoing cash balance required to be standing as of the New Testing Date.

The amount of any restricted cash to be included in the aforesaid required cash balance shall not exceed, when taken together with the amount of any other existing Restricted Permitted Security (as defined in the Deed of Undertaking), an aggregate amount of 52,000,000 (fifty-two million) US Dollars.

3.	Conditions Precedent to the Utilization of the Credit Facility:

The utilization of the Credit Facility will be conditional upon the fulfillment of all of the following conditions:

3.1	All of documents delivered, under Clause 2 above are in full force and effect, as of the applicable utilization date.

3.2

You have provided the Bank with a duly signed “request for the extension of loans in foreign currency” , no later than 3 (three) Business Days prior to the requested date of the utilization under the Credit Facility, substantially in the form attached hereto as Schedule 3.2, or in any other standard bank form which shall replace it.

3.3	There shall be no deviation from the Credit Facility Amount as a result of performing your request to utilize any credit on account of the Credit Facility.

3.4	The conditions set out in Clauses 2.8-2.11 are satisfied, as of the applicable utilization date.

4.	Multiple Owners

4.1	By signing this letter, each of you:

4.1.1

Waives his right to banking secrecy (insofar as such rights are granted to it under any law, agreement or any other source) with respect to the disclosure of information by the Bank to each of you in connection with this letter, including with respect to the credit that any of you has utilized or shall utilize under the Credit Facility;

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4.1.2	Agrees that the Bank is entitled (but not obligated) to provide each of you with any information in connection with all of the above, in any means of communication the Bank deems appropriate;

4.1.3

Undertakes not to make any claim, demand or initiate any proceeding against the Bank, its employees or anyone on its behalf, in connection with the provision of such information to any of you for any reason;

4.1.4	Undertakes to bear responsibility for any damage or loss that may be caused to any of you due to the provision of any such information by the Bank to any of you.

4.2	Since the Facility Accounts are not managed collectively for each of you, jointly and severally, then by signing this letter, each of you:

4.2.1

Agree that each of you may utilize the Credit Facility, pursuant to the terms hereof and in accordance with the composition of the authorization and the other terms of the management of the relevant Facility Accounts, without any further approval from any of you who does not co-own such account;

4.2.2

Agree that in case of a utilization of the Credit Facility Amount, in part or in whole, by any of you, the other Facility Account owners shall be entitled to utilize the available amount remaining to be utilized on account of the Credit Facility, to the extent possible, and hereby waives any demand or claim against the Bank in respect thereof.

4.3

In addition to the provision of Clause 3 above, the utilization of the Credit Facility shall be conditioned upon the existence of mutual guarantees by each of you in favor of the Bank, unlimited in amount, in order to secure the full and timely payment of all of your indebtedness to the Bank, all in form and conditions customary at the Bank.

5.	Cancellation/Reduction of the Credit Facility:

5.1

The Bank may cancel the Credit Facility or reduce the Credit Facility Amount at the level of the balance of the amounts actually utilized, forthwith and without giving any prior notice, in the following cases:

5.1.1

If an event has occurred, pursuant to the Credit Documents, entitling the Bank to accelerate and demand the immediate repayment and payment of any amount under the Credit Amounts (even if the Bank may not exercise such right, but subject to any notice, waiting or cure period, to the extent agreed upon in writing or otherwise existing under applicable law);

5.1.2	In other events permitted under any law.

Simultaneously with the cancellation of the Credit Facility, or the reduction of the Credit Facility Amount, the Bank shall send you a notice in that regard.

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6.	Events of Default

6.1

Without prejudice to any of the rights of the Bank under the Credit Documents and under any law, the Bank may, upon the occurrence of any of the events listed in Schedule 6.1 hereto (irrespective of whether they occurred in Israel or outside Israel), accelerate the Credit Amounts, in whole or in part, and demand their immediate repayment (or payment, as applicable) to the Bank. Before the Bank takes such action, the Bank shall give prior notice thereof if and in as much as it is required by law to do so, which includes giving us 21 (twenty-one) business days’ prior notice, as required under Section 5.A.1 of the Banking (Service to the Customer) Law, 5741-1981 (in such cases where the Bank is obliged to give such notice), or such other mandatory period which there may be from time to time pursuant to the aforesaid provision of law, subject to and in accordance with the reservations and the clarifications prescribed under the aforesaid provision of law. It is hereby clarified, that during such applicable notice period and subject to the foregoing, you shall be entitled to cure any breach or event detailed in Schedule 6.1 which, once so cured, shall no longer be considered an event of default.

6.2

In addition to and without derogating from any of the rights of the Bank pursuant to the Credit Documents or pursuant to any law, upon the occurrence of any of the events listed in Schedule 6.1 hereto, and so long as it is continuing (but without taking into account any notice, waiting or cure period, to the extent agreed upon in writing), the Bank may refrain from providing or continuing to provide, and will not be under obligation to provide or continue to provide, us with any credit which the Bank undertook to provide us (or to continue to provide), including utilization of the Credit Facility, or, subject to any notice, waiting or cure period, to the extent agreed upon in writing or otherwise existing under applicable law, may cancel the Credit Facility or reduce the Credit Facility Amount at the level of the balance of the amounts actually utilized, as set out in Clause 5 above.

6.3

We undertake to pay the Bank, upon its demand, all of the amounts required by the Bank as provided in Clause 6.1 above including any fees in connection with the prepayment of any Loan, as set out in Schedule B hereto.

6.4

In addition, upon the occurrence of any of the events listed in Schedule 6.1 hereto (subject to any notice, waiting or cure period, to the extent agreed upon in writing or otherwise existing under applicable law), the Bank may take whatever measures it deems fit for the collection of all of the amounts as provided in Clause 6.1 above and realize its rights pursuant to any of the Credit Documents, including debiting any account with the Bank maintained in our name with any of the amounts as provided in Clause 6.1 above, in whole or in part, and realize any of collateral granted by us, all at its discretion, by any means permitted by law.

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6.5

The Bank may enforce any of its rights pursuant to this Clause 6 upon the occurrence of any of the events set forth in any of the sub-clauses of Schedule 6.1 hereto, and the Bank may enforce each one of its rights as aforesaid separately and independently of any other.

6.6

Without derogating from the above, and notwithstanding section 6.1.21 of Schedule 6.1 hereto, in connection with the events listed in Schedule 6.1 hereto, such events shall be exhaustive with respect to the Credit Facility and any utilization thereunder, until the earlier of the Credit Facility Termination Date or, if earlier, upon cancellation of the Credit Facility. Following any of the foregoing, the Bank shall be entitled to any of its rights or remedies pursuant to any Credit Documents and any law, upon the occurrence of an event entitling the Bank, under the Credit Documents, to accelerate and demand the immediate repayment and payment of any amount under the Credit Amounts.

7.	Fees:

7.1	Non–utilization fee - “Large Enterprise”

You shall pay the Bank the following fee for the allocation of the Facility:

7.1.1	Period for the payment of the fee: From Credit Facility Commencement Date until the Credit Facility Termination Date.

7.1.2	Annual rate: 0.4%, as agreed between you and the Bank.

7.1.3

Calculation of the fee: The amount of the fee for each day on which the Credit Facility was unutilized, in whole or in part, in the course of such period, shall be calculated by multiplying the rate of the fee as specified above, by the daily Balance Available for Utilization, divided by the full number of days in such year (365 or 366 as the case may be). The US Dollars amount of the fee shall be converted into New Israeli Shekels in accordance with the Representative Rate for US Dollars, and changes in the amount of the fee may apply in accordance with changes in the aforesaid Representative Rate.

7.1.4

Estimated annual amount: As of the date hereof, the maximum amount of the fee (assuming the Credit Facility will not be utilized at all) is 200,000 US Dollars (subject to the provisions of Clause 7.2 below).

7.1.5	Payment dates of the fee: On the beginning of each calendar quarter, for the preceding quarter.

7.2

We note that the fee set out in Clause 7.1 above will be debited in the Cognyte Technologies’ Facility Account in New Israeli Shekels, and therefore you shall ensure that on each payment date of the above specified fees, Cognyte Technologies’ Facility Account shall have sufficient funds and monies in New Israeli Shekel, for the payment of the applicable fee.

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7.3

In addition to the fee set out above, you shall pay the Bank, a special one-time payment in an amount of 30,000 US Dollars, in connection with the transactions contemplated by this letter and the other Credit Documents, which required, inter alia, a due diligence review by the Bank (and on its behalf) and specific examinations and analysis (both financial and legal), including in connection with the Spin-Off, provided, however, that such payment shall not be payable in case the Credit Facility is maintained (in its full amount) following 12 (twelve) months from the Credit Facility Commencement Date.

7.4	The account to be charged with the fees and payments detailed in this Clause 7:

Account Number 662340 at Branch No. 600 of the Bank, in the name of Cognyte Technologies (previously known as Verint Systems Ltd.), will be debited with the fees.

Without derogating from the foregoing, each of you acknowledges and approves that, although the obligation to pay the above-mentioned fees shall be joint and several, the account to be charged as set out above shall be Cognyte Technologies’ Facility Account.

8.	Miscellaneous

8.1	This letter is addressed to you alone and shall in no way create any liability of the Bank towards any third party. Your rights hereunder are not in any way assignable or transferable.

8.2

This letter shall enter into force subject to having been signed by you in the form set out below and returned to us by not later than 15.1.2021, provided, however, that any of our obligations herein, including with respect to the allocation of the Credit Facility, shall terminate in case the Credit Facility Commencement Date has not occurred by 28.2.2021.

8.3

This letter and the other Credit Documents shall be deemed to complement each other and shall be interpreted as adding to on another. In any case of conflict between the provisions of this letter and the provisions of the other Credit Documents, with respect to any of the matters detailed herein, or if any specific matter is expressly agreed both under the provisions hereof and under any other Credit Document, the provisions of this letter shall prevail.

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9.	Definitions

9.1

“Account Opening Documentation” – the document entitled “application to open an account and general conditions for operating an account” which we have or shall be signed in connection with the Facility Accounts, any other document that serves to amend or replace the said documents or which expressly states therein that it constitutes part thereof, and all of the documents which include general conditions pertaining to the areas of activity or the channels of service thereunder, as shall be agreed with you.

9.2

“Cognyte Software US” – Cognyte Software, Inc., a corporation organized under the laws of the State of Delaware (file no. 6672017) , whose principal place of business is at 175 Broadhollow Road, Melville, New York 11747.

9.3

“Credit Amounts” – shall mean any amount you owe or will owe to the Bank, due to or in connection with the Credit Facility and the credit thereunder, including principal amounts, interests, default interests, fees, expenses, linkage differences and any other amount under this letter and the other Credit Documents.

9.4

“Credit Documents” – shall mean the Account Opening Documentation for the Facility Accounts, and all other documents signed, or that shall be signed, by you, or granted, or that shall be granted, to you, in connection with the credit under the Credit Facility or any part thereof, including this letter and all of the agreements, deeds of pledge, debentures, deeds of undertaking and deeds of guarantee and all of the conditions and documents dealing with collaterals securing the Credit Amounts, as agreed or shall be agreed with you.

9.5

“Representative Rate” – with respect to each relevant calculation date – shall mean the representative rate of exchange of the respective foreign currency published by the Bank of Israel just before the date on which the respective calculation is to take place, or if the Bank of Israel does not publish at its usual time the representative rate of exchange of the respective foreign currency, any other rate of exchange of the respective foreign currency published by a competent authority just before the date on which the respective calculation is to take place, and which is determined by the Bank as being a representative rate of exchange for such foreign currency for each and every customer of the Bank, taken as a whole.

9.6

“Spin-Off” – shall mean the corporate restructuring, by way of a spin-off, to be performed by Verint Systems, Inc., a Nasdaq listed corporation duly incorporated under the laws of the State of Delaware, (“Verint Systems US”) pursuant to which Verint Systems US intends, inter alia, to separate into two publicly traded independent entities, such that Cognyte Software’s outstanding share capital shall be distributed (in kind) to the shareholders of Verint Systems US and listed in the Nasdaq stock exchange, and subsequently Cognyte Technologies shall be transferred to Cognyte Software US, following which Cognyte Technologies shall become a wholly and directly owned subsidiary of Cognyte Software US, which in turn shall become a directly owned subsidiary of Cognyte Software and Cognyte Systems Ltd.

[Signature page to follow]

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Yours faithfully,

Signature Illegible

Bank Hapoalim B.M.

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To

Bank Hapoalim B.M.

We the undersigned hereby confirm our agreement to all of the provisions contained in the above letter and undertake to observe all of the terms and conditions therein contained.

We undertake to manage the Facility Accounts such that at no time there shall be any deviation in them with respect to the Credit Facility Amount and to repay any amount that is in deviation immediately upon its formation.

We hereby irrevocably instruct the Bank to debit Cognyte Technologies’ Facility Account with the amounts and at the times specified in Clause 7 above, all as set forth in the above letter.

Further, by signing this letter, we hereby confirm the receipt of the Bank’s (a) notice in connection with the discontinuation of the LIBOR, in the form attached hereto as Schedule A; and (b) explanatory notes with respect to the prepayment of the loans made available under the Credit Facility, in the form attached hereto as Schedule B.

/s/ David Abadi /s/ Meir Talbi	27/12/20
Cognyte Software Ltd.	Date

Advocate’s Confirmation

I, the undersigned Lior Davidovich, Advocate, being the Advocate of Cognyte Software Ltd., company no. 51-619642-5 (“the Company”), hereby confirm that the aforesaid company has signed the above document by means of its authorized signatories Messrs. David Abadi and Meir Talbi in accordance with the Company’s resolution duty adopted and in accordance with its up-to-date incorporation papers, and that the above signatures are binding on the company for all intents and purposes.

27.12.20	/s/ Lior Davidovich
Date	Stamp and Signature

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/s/ David Abaid /s/ Meir Talbi	27.12.20
Cognyte Technologies Israel Ltd.	Date

Advocate’s Confirmation

I, the undersigned Lior Davidovich, Advocate, being the Advocate Cognyte Technologies Israel Ltd., company no. 51-270486-7 (“the Company”), hereby confirm that the aforesaid company has signed the above document by means of its authorized signatories Messrs. David Abadi and Meir Talbi in accordance with the Company’s resolution duty adopted and in accordance with its up-to-date incorporation papers, and that the above signatures are binding on the company for all intents and purposes.

27.12.20	/s/ Lior Davidovich
Date	Stamp and Signature

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To

Bank Hapoalim B.M.

Ladies and Gentlemen:

Re:	Confirmation Regarding the Adoption of a Resolution

By the Board of Directors of Cognyte Software Ltd.

We the undersigned, Cognyte Software Ltd. (company no. 51-619642-5) (hereinafter: “the Company”) hereby confirm that at a meeting of the Board of Directors of the Company, duly convened, and in accordance with the incorporation papers of the Company and which was held on 27/12/20 at Herzliya at which were present directors constituting a quorum for meetings of the Board of Directors, it was resolved as follows:

1.

To receive from Bank Hapoalim B.M. (hereinafter – “the Bank”), together with Cognyte Technologies Israel Ltd., a credit facility up to the amount of 50,000,000 USD (Fifty Million US Dollars) (hereinafter respectively: “the Credit Facility” and “the Credit Facility Amount”), which will enable the Company to receive from time to time from the Bank, credits of the types specified in the letter of the Bank to the Company dated 27/12/20 regarding the approval of the Credit Facility (hereinafter: “the Credits” and “the Letter”), all as set forth in the Letter.

2.

To receive from the Bank, from time to time, the Credits, in whole or in part, up to the amount out of the Credit Facility Amount, remaining from time to time for utilization of the respective Credit, all in accordance with the provisions of the Letter, and for the period, at the interest and on the terms as may be determined by the Bank.

3.

To grant a power of attorney to the directors Messrs. Meir Talbi I.D. 028025658 and David Abadi I.D. 027700486, the combination of signatures being: Severally / Jointly / Jointly and Severally (*) and without having to obtain any further agreement from the Company:

a.

To adopt on behalf of the Company any resolution and to come to an agreement with the Bank from time to time, all their discretion, as to the terms of any kind or class in connection with the aforesaid resolutions, and that includes the terms of interest and linkage.

b.	To resolve from time to time to receive the Credits as aforesaid, in whole or in part, at their discretion.

c.

To sign on behalf of the Company the Letter and all of the agreements and the documents in connection with the Credit Facility or in connection with the Credits or in connection with the aforesaid resolutions, as may be agreed at any time and from time to time between themselves and the Bank, their signature together with the stamp of the Company or its printed name being binding on the Company.

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4.

It is confirmed by the Board of Directors of the Company that all of the approvals required by law and in accordance with the incorporation papers of the Company have been obtained for the purpose of adopting the aforesaid resolutions and for the transactions and operations which are the subject of the aforesaid resolutions, including all of the approvals, the reports, the disclosure and the processes required under Chapters Three and Five of Part Six of the Companies Law, 5759-1999, in as much as they are required, and that the aforesaid resolutions were adopted in accordance with business considerations of the Company for the realization of its profits.

27/12/20	/s/ David Abadi /s/ Meir Talbi
Date	Stamp and Signature

Advocate’s Confirmation

I the undersigned Lior Davidovich, Advocate, acting as legal advisor to Cognyte Software Ltd. (company no. 51-619642-5) (hereinafter: “the Company”), hereby confirm that:

1.	The above document was signed by the authorized signatories of the Company, whose signatures together with the stamp of the Company are binding on the Company.

2.	The above resolutions of the Company were duly adopted, in accordance with the incorporation papers of the Company, and they are binding on the Company for all intents and purposes.

3.

The signatures of the authorized persons (mentioned in Clause 3 above) according to the combination of signatures specified above, together with the stamp of the Company or its printed name, are binding on the Company for all intents and purposes.

Date 27.12.20	Signature and stamp	/s/ Lior Davidovich

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To

Bank Hapoalim B.M.

Ladies and Gentlemen:

Re:	Confirmation Regarding the Adoption of a Resolution

By the Board of Directors of Cognyte Technologies Israel Ltd.

We the undersigned, Cognyte Technologies Israel Ltd. (company no. 51-270486-7) (hereinafter: “the Company”) hereby confirm that at a meeting of the Board of Directors of the Company, duly convened, and in accordance with the incorporation papers of the Company and which was held on 27/21/20 at Herzliya at which were present directors constituting a quorum for meetings of the Board of Directors, it was resolved as follows:

1.

To receive from Bank Hapoalim B.M. (hereinafter – “the Bank”), together with Cognyte Software Ltd., a credit facility up to the amount of 50,000,000 USD (Fifty Million US Dollars) (hereinafter respectively: “the Credit Facility” and “the Credit Facility Amount”), which will enable the Company to receive from time to time from the Bank, credits of the types specified in the letter of the Bank to the Company dated 27/12/20 regarding the approval of the Credit Facility (hereinafter: “the Credits” and “the Letter”), all as set forth in the Letter.

2.

To receive from the Bank, from time to time, the Credits, in whole or in part, up to the amount out of the Credit Facility Amount, remaining from time to time for utilization of the respective Credit, all in accordance with the provisions of the Letter, and for the period, at the interest and on the terms as may be determined by the Bank.

3.

To grant a power of attorney to the directors Messrs. David Abadi I.D. 027700486 and Meir Talbi I.D. 028025658, the combination of signatures being: Severally / Jointly / Jointly and Severally (*) and without having to obtain any further agreement from the Company:

a.

To adopt on behalf of the Company any resolution and to come to an agreement with the Bank from time to time, all their discretion, as to the terms of any kind or class in connection with the aforesaid resolutions, and that includes the terms of interest and linkage.

b.	To resolve from time to time to receive the Credits as aforesaid, in whole or in part, at their discretion.

c.

To sign on behalf of the Company the Letter and all of the agreements and the documents in connection with the Credit Facility or in connection with the Credits or in connection with the aforesaid resolutions, as may be agreed at any time and from time to time between themselves and the Bank, their signature together with the stamp of the Company or its printed name being binding on the Company.

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4.

It is confirmed by the Board of Directors of the Company that all of the approvals required by law and in accordance with the incorporation papers of the Company have been obtained for the purpose of adopting the aforesaid resolutions and for the transactions and operations which are the subject of the aforesaid resolutions, including all of the approvals, the reports, the disclosure and the processes required under Chapters Three and Five of Part Six of the Companies Law, 5759-1999, in as much as they are required, and that the aforesaid resolutions were adopted in accordance with business considerations of the Company for the realization of its profits.

27.12.20	/s/ David Abadi /s/ Meir Talbi
Date	Stamp and Signature

Advocate’s Confirmation

I the undersigned Lior Davidovich, Advocate, acting as legal advisor to Cognyte Technologies Israel Ltd. (company no. 51-270486-7) (hereinafter: “the Company”), hereby confirm that:

1.	The above document was signed by the authorized signatories of the Company, whose signatures together with the stamp of the Company are binding on the Company.

2.	The above resolutions of the Company were duly adopted, in accordance with the incorporation papers of the Company, and they are binding on the Company for all intents and purposes.

3.

The signatures of the authorized persons (mentioned in Clause 3 above) according to the combination of signatures specified above, together with the stamp of the Company or its printed name, are binding on the Company for all intents and purposes.

Date 27.12.20	Signature and stamp	/s/ Lior Davidovich

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Schedule 6.1

Events of Default

6.1.1

If the Company breaches or fails to perform any of the terms or conditions set out in the Credit Documents, and such breach or failure remains uncured during a period of (a) 7 days in case of a material breach or failure, or (b) 14 days in case of any other breach or failure, in each case, from the earlier of receipt of notice from the Bank specifying the breach or failure, or from the occurrence of such breach or failure;

It is hereby clarified that the provision of this Clause 6.1.1 shall not apply to any of the other events listed in this Schedule 6.1.

6.1.2	If any declaration or representation made, or that shall be made, by the Company in the Credit Documents is incorrect, inaccurate or incomplete in any material respect;

6.1.3

If the Company adopts any resolution with regard to any Structural Change or if any Structural Change has been made with respect to the Company, in each case, not in accordance with the provisions of the Deed of Undertaking;

For the purpose hereof, “Structural Change” shall have the meaning ascribed to it under the Deed of Undertaking of Cognyte Software and Cognyte Technologies Israel in favour of the Bank, that shall be executed prior to the Credit Facility Commencement Date, in the form attached hereto as Exhibit A (“Deed of Undertaking”).

6.1.4

If the Company adopts a voluntary winding-up or dissolution resolution or if any petition for commencing insolvency proceedings of any kind with respect to the Company is filed, including any winding-up petition or bankruptcy petition or if any petition is filed in respect of the Company for an order for commencing proceedings, provided that if such petition was not filed by the Company, its affiliate or with their consent - such petition was not dismissed or withdrawn within fifteen (15) days; or if an application is filed for a freeze of proceedings with respect to the Company, provided that if such application was not filed by the Company, its affiliate or with their consent - such application was not dismissed or withdrawn within fifteen (15) days, or an order freezing proceedings is given with respect to the Company; or if a temporary or permanent liquidator, special manager or receiver in bankruptcy, trustee or other Appointee is appointed to the Company in connection with any of the events set out in this sub-clause;

6.1.5

If the Company declares its intention to conduct negotiations or if negotiations are being conducted for the purpose of forming an arrangement or compromise proposal between the Company and its creditors or between the Company and any of them or between the Company and its shareholders or between the Company or a particular class of them pertaining (among other things) to the Company’s debt to any of the creditors, the members or the shareholders as aforesaid; or if an application is filed with the court for an arrangement or compromise as aforesaid with respect to the Company, provided that if such application was not filed by the

Company, its affiliate or with their consent - such application was not dismissed or withdrawn within fifteen (15) days, or if any such arrangement or compromise proposal is approved by the creditors or members or shareholders as aforesaid or by the court; or if an application is filed with the court for the appointment of an expert to examine a debt arrangement with respect to the Company or if an expert is appointed as aforesaid or other Appointee in connection with any of the events set out in this sub-clause above, whether under a permanent or under a temporary appointment;

6.1.6

If a petition is filed for the receivership over all of the Company’s property or over an asset or assets owned by the Company, which by their nature or extent are material, or over any Deposited Assets or over any other Collateral Securities which may be given to the Bank by the Company or on its behalf as security for the Company’s Indebtedness , in whole or in part, provided that if such petition was not filed by the Company, its affiliate or with their consent, and over any of the Collateral Securities such petition was not dismissed or withdrawn within thirty (30) days, or if a receiving order is given as aforesaid or if an Appointee is appointed in order to realize assets as aforesaid, whether by temporary or permanent appointment (including a receiver or a trustee);

6.1.7

If application is made for an attachment or if an attachment is levied or any similar act of execution is taken or any other collection proceeding is instituted over all of the Company’s property or over an asset or assets owned by the Company, which by their nature or extent are material, or over any Deposited Assets , or over any of the rest of the Collateral Securities given or which may be given to the Bank by the Company or on its behalf as security for the Company’s Indebtedness , in whole or in part; provided that if such application was not filed by the Company, its affiliate or with their consent, and over any of the Collateral Securities such application was not dismissed or withdrawn within thirty (30) days;

6.1.8	If a Change of Control occurs;

For the purpose hereof. “Change of Control” shall have the meaning ascribed to it under the Deed of Undertaking.

6.1.9	If the Company gives notice that it is or will be unable to pay all or any of its debts as they become due or if the Company ceases to pay all or any of its debts or to conduct its business;

6.1.10

If work at the Company’s business or a part thereof ceases for 30 days or more, or if the Company changed its area of activity not in accordance with the provisions of section 6 of the Deed of Undertaking;

6.1.11

If an event or a change occurred (or a series of events or changes) which has (or have) a Material Adverse Effect. With reference thereto, the term “Material Adverse Effect” means: any cause or circumstance which have, or probably have, a material adverse effect on the Company, including its business activity, financial condition, business performance, assets, property, its ability to carry out and perform any of its obligations under the Credit Documents, or on the effectiveness of such documents or any of them, the ability to enforce them or to enforce any of the rights of the Bank pursuant thereto;

2

6.1.12

If the Company does not make a payment of any amount of the Credit Amounts, or any other amount owed by it to the Bank pursuant to any Credit Document, on its due date or more than 7 (seven) days thereafter;

6.1.13

If one or more of the following events occurred with respect to the Company: legal incapacity; act of bankruptcy; an order is issued against us for the commencement of proceedings pursuant to the Insolvency and Economic Recovery Law, 5778-2018;

6.1.14

If, at the discretion of the Bank and its good faith estimation, a material deterioration has occurred in the Collateral Securities given or which may be given for securing the discharge of any of the Company’s Indebtedness towards the Bank, including in their value, validity, lawfulness, enforceability or in the rights that they confer as of the date of their creation;

6.1.15

If the Company shall be required to repay or discharge any debts or obligations, in whole or in part, in an aggregate amount exceeding US$3,000,000, which it owes or may owe to other creditors, by way of immediate repayment or by early payment other than in accordance with the original payment schedule of such debts or obligations;

6.1.16	If any licence or concession which is material to the Company’s activity is revoked;

6.1.17

If the Company is in breach of its undertaking to deliver to the Bank any financial statements, or any other report or information in accordance with the provision of any Credit Document, or if the Company is in breach of any law or requirement, directive or other instruction of any competent authority which obligates it to provide or to publish any reports or documents and, in each case, other than with respect to the delivery of financial statements, as aforesaid, such breach remains uncured during a period of thirty (30) days;

6.1.18

If the Company’s name is about to be removed or is removed from any register kept by operation of law, or if there is a record in any register kept with respect to the Company with the Registrar of Companies for any warning of any intention to register the Company as an infringing company (as set forth in section 362A(a) of the Israeli Companies Law, 5759-1999) or if the Company is recorded in such register as such infringing company, provided that with respect to the event relating to the intention to register, or registration of, the Company as an infringing company was not cured within thirty (30) days;

6.1.19

If any of the events listed in the sub-clauses of this Schedule 6.1 occurs, mutatis mutandis, in respect of any guarantor for the performance of any of the Company’s Indebtedness under any Credit Document, provided, however, that with respect to Cognyte Software US, only Clauses 6.1.1, 6.1.2 and 6.1.8 shall apply, and with respect to the other events set out in in the sub-clauses of this Schedule

3

6.1, this Clause 6.1.19 shall only apply to the extent that the occurrence of any of the events listed thereunder is likely to result in the Bank’s rights to receive payment in full of any Credit Amount then outstanding under the Credit Documents being prejudiced;

6.1.20

If any holder of a security which is subordinated to the rights of the Bank (the “Subordinated Party” and the “Subordinated Security”, respectively) breaches any of its obligations to the Bank in connection with the Subordinated Security or its enforcement, or if the Subordinated Party shall notify or declare its intention to realize the Subordinated Security or if it turns to the Bank in request for its consent for the realization of the Subordinated Security, or takes any action or initiates any proceeding in connection with such realization, without the prior written consent of the Bank, including submitting an application to the court or the bureau of execution for the realization of the Subordinated Security or for the appointment of any Appointee (temporary or permanent) with respect to the Subordinated Security or if any order is given by the court or the bureau of execution for the realization of the Subordinated Security or for the appointment of the Appointee (temporary or permanent) in connection with the Subordinated Security.

6.1.21

If there occurs one or more of the events listed in any other documents signed, or that shall be signed, by the Company or on its behalf, in favour of the Bank and that upon their occurrence the Bank may accelerate and demand the immediate repayment or payment of any Indebtedness ..

Notwithstanding anything to the contrary in Clause 6 to this letter, in the event that a delay in acting pursuant to Clause 6 to this letter, due to the operation of any notice, waiting or cure period specified under any Credit Document, would materially prejudice the ability of the Bank to receive payment in full of any Credit Amount then outstanding under the Credit Documents (including as a consequence of the enforcement of any Collateral Securities thereunder), such that an immediate action is unavoidably required to preserve the Bank’s rights under the Credit Documents or to permit recovery, the Bank may, by written notice to you, shorten or cancel any such notice, waiting or cure period.

Further, any notice, waiting or cure period specified under Clause 6 to this letter, shall, subject to any law, overlap, and not accumulate, with any other notice, waiting or cure period the Bank is obligated to grant the Company under any law.

4

Exhibit A

5

Date

To

Bank Hapoalim B.M.

Dear Sirs/Mesdames,

Re: Deed of Undertaking

WHEREAS we the undersigned, Cognyte Software Ltd., incorporation no. 51-619642-5 (hereinafter: “Cognyte Software”) and Cognyte Technologies Israel Ltd., incorporation no. 51-270486-7 (hereinafter: “Cognyte Technologies’’) (Cognyte Software and Cognyte Technologies, hereinafter collectively: “the Corporations”) have received or may receive from time to time from the Bank the Banking Services (as defined below), in whole or in part, and third parties (hereinafter, each third party as aforesaid and each one of the above mentioned: “the Guaranteed Party”) have received or may receive from time to time from the Bank the Banking Services (as defined below), in whole or in part, against the receipt of a guarantee or an indemnity undertaking from us, on terms as have been or may be agreed upon between you and us from time to time with respect to any Banking Service;

NOW, THEREFORE we declare, confirm, agree and undertake hereby towards the Bank that so long as we or the Guaranteed Party may owe the Bank any amount of the Credit Amounts (as defined below), all of the following provisions shall apply:

1.	Definitions

Unless otherwise expressly provided the terms herein contained shall have the meaning as set out next to them:

1.1.	the “Accounting Principles” -	US GAAP, and the accounting principles applicable to the Corporations by operation of law, including any applicable securities law, as they may be from time to time;

1.2.	“Asset” -	Any asset or right of the Corporations, whether owned by them or in their possession or otherwise held by them, including immovable and movable property and rights of any kind, whether in their possession or otherwise held by them, the goodwill of the Corporation, and in the case of a company - the unissued share capital of that company;

1.3.	the “Bank” -	Bank Hapoalim B.M. comprising each one of its branches and offices in Israel, as well as any successor or any one acting on its behalf and any transferee of the Bank, and also Bank Hapoalim B. M. in its capacity as credit agent or as security agent on its own behalf and on behalf of any transferee of the Bank or on behalf of any subsequent transferee, according to the terms of the documents signed or which may be signed in favour of the Bank by the Corporations or by the Guaranteed Party or on behalf of any of them;

1.4.	the “Banking Services” -	Credit, documentary credit, various loans, overdrafts in current account, in revolving debitory account or in any other account, any letters of indemnity and guarantees for the Corporations or for the Guaranteed Party or for others at the request of the Corporations or the Guaranteed Party, discounting of bills, grace periods and various banking facilities and various other banking services that the Bank is accustomed to give to its customers, according to the current acceptable practice from time to time:

1.5.	“Change of Control”-	(A) Until the Spin-Off – If Verint US has ceased to hold by itself directly or indirectly (by means of an Israeli corporation fully owned by it), 100% of the issued and paid up share capital (on a Fully Diluted Basis) of the Corporations and of all of the related rights thereto; or

(B) Following the Spin-Off, and subject thereto –

(1) If Cognyte Software (hereinafter in this sub-clause – “the Controlling Party”): (a) Has ceased to hold solely and directly or indirectly (through Cognyte Software US which shall remain wholly owned by it) at least 51% of the issued and paid up share capital of Cognyte Technologies (on a Fully Diluted Basis) and of each of the other Means of Control thereof; or (b) Has ceased to control solely Cognyte Technologies or if any other person controls (solely or jointly, together with others (including for the prevention of doubt, together with the Controlling Party)) Cognyte Technologies or holds (as this term is defined in the Securities Law) more than 50% of any Means of Control thereof; or (c) Has ceased to hold solely and directly or indirectly (through Cognyte Software US which shall remain wholly owned by it) the largest quantity of any Means of Control of Cognyte Technologies, such that there is another person who holds solely or jointly, together with others (including together with the Controlling Party), an equal or greater quantity of the relevant Means of Control of Cognyte Technologies than it (and for this purpose – with reference to the other person only – “holding” as this term is defined in the Securities Law); or – (d) Has ceased to be the person with the ability to appoint by itself and solely the majority of the members of the board of directors (who are not external directors (as defined in the Companies Law) of Cognyte Technologies); or (e) Where the Controlling Party is a corporation – the Controlling Party has ceased to consolidate Cognyte Technologies in its financial statements;

(2) If Cognyte Software US has ceased to hold solely and directly 100% of the issued and paid up share capital of Cognyte Technologies (on a Fully Diluted Basis) and of each of the other Means of Control thereof; or

(3) If any person not in control of Cognyte Software at the date of the Spin-Off acquires such control.

For the purpose of this paragraph the term “control” shall have the meaning ascribed to it in the Securities Law and without taking into account the presumption of control specified in such definition, in case of a certain holding share; and the terms “controls”, “to control”, “controlled” and the like shall be construed accordingly.

For the avoidance of doubt, circumstances where the discretion of the holder of Means of Control of the kind of voting rights or rights to appoint a director is not independent, such as in circumstances where a trustee or other similar office holder is appointed, who is involved in the exercise of such rights, shall be deemed for the purpose of the foregoing as the holding by such entity of Means of Control as aforesaid not solely but jointly, together with others;

1.6.	“Cognyte Software US”-	Cognyte Software. Inc., a limited partnership organized under the laws of the State of Delaware, whose principal place of business is at 175 Broadhollow Road, Melville, New York 11747;

1.7.	the “Companies Law” -	The Companies Law, 5759-1999, and the Companies Ordinance, 5743-1983 which is in force;

1.8.	the “Credit Amounts” -	The total amount of the outstanding balance of the amounts of principal of any Banking Service, as well as interest of any kind, costs and expenses (including realization expenses and costs of collection), fees, commissions and charges and all of the other payments, of any kind or nature, which the Corporations or the Guaranteed Party owe or may owe the Bank in connection with any of the Banking Services or any part thereof, on terms agreed upon or as may be agreed upon from time to time with respect to each Banking Service;

1.9.	the “Credit Documents” -	As the case may be and in as much as relevant to the Credit Amounts: The application to open the account or the accounts under which any of the Credit Amounts are maintained, all of the documents which include general conditions pertaining to areas of activity or channels of service in connection with the Credit Amounts, and any application, letters of undertaking and any other document which has been executed or which may be executed between ourselves and the Bank and between the Guaranteed Party and the Bank in connection with the Credit Amounts and including this Deed and all of the agreements, deeds of pledge, debentures, deeds of undertaking and letters of guarantee and all of the conditions and documents dealing with collaterals securing the Credit Documents, in whole or in part, or regulating any matter pertaining to the collaterals as aforesaid;

1.10.	“Event of Default” -	Any of the events upon the occurrence of which the Bank may accelerate and demand the immediate repayment or payment of the Credit Amounts, in whole or in part, pursuant hereto or to any of the Credit Documents, without taking into account cure, notice or waiting periods, if and in as much as agreed upon in writing;

1.11.	the “Financial Statements” -	The annual or quarterly financial statements of the Corporations audited or reviewed (as the case may be) by a qualified external independent accountant, in accordance with the Accounting Principles, on a consolidated basis (which include the opinion of the accountant making the audit/review, a report on the balance sheet (statement of financial condition), statement of profit and loss (report on the overall profit), cash flows, statement of changes in equity and notes to all of the aforesaid statements, and any other statement or note to the statement which is required to be prepared according to the Accounting Principles);

1.12.	the “Solo Financial Statements” -	With respect to any Corporation, the data relating solely to it and reported in the annual, semi-annual or quarterly financial results, and in the notes to any of the financial results, and in any other report or note which is required to be prepared in accordance with the Accounting Principles, including the opinion of the signed by the independent, qualified, external auditor of the Corporations;

1.13.	“Interested Party” -	As defined in the Securities Law;

1.14.	“Means of Control” -	As defined in the Banking (Licensing) Law, 5741- 1981;

1.15.	“On a Fully Diluted Basis” -	On the basis of the assumption that all options, convertible capital notes, convertible loans, convertible securities and any promise to issue such security, of any kind or nature, were realized or (as the case may be) were fully converted into shares;

1.16.	“Party in a Related Group” -	(a) With respect to any company: Any shareholder or Related Party to the shareholder or Interested Party of the shareholder or of the said Related Party or a Relative of any of them; (b) With respect to any partnership: Any partner (limited or general) or Related Party to a partner or an Interested Party of the partner or of the said Related Party or a Relative of any of them; (c) With respect to any other corporation; The owner of any Means of Control or a Related Party to the owner of the Means of Control or of the said Related Party or a Relative of any of them;

1.17.	“Quarter” -	A fiscal quarter, that is to say: 1st February to 30th April (inclusive); 1st May to 31st July (inclusive); 1st August to 31st October (inclusive); 1st November to 31st January (inclusive);

1.18.	A “Related Company” -	As defined in the Securities Law, and corporations that are not companies that comply with the said definition;

1.19.	“Related Party” -

In relation to any person, any other person: Who controls him, is controlled by him, or is under similar control, and also a Relative of any one of the foregoing;

For the purpose of this paragraph the term “control” means: within the meaning thereof in the Securities Law; and the terms “control”, “to control”, “is controlled” and such like shall be construed accordingly; the term “person” also means: a body of persons, irrespective of whether or not it is a corporation;

1.20.	“Relative” -	As defined in the Companies Law;

1.21.	“Spin-Off’ -	The corporate restructuring, by way of a spin-off, to be performed by Verint US pursuant to which Verint US intends, inter alia, to separate into two publicly traded independent entities, such that Cognyte Software’s outstanding share capital shall be distributed (in kind) to the shareholders of Verint US and listed in the Nasdaq stock exchange, and subsequently Cognyte Technologies shall be transferred to Cognyte Software US, following which Cognyte Technologies shall become a wholly and directly owned subsidiary of Cognyte Software US, which in turn shall become a directly owned subsidiary of Cognyte Software and Cognyte Systems Ltd.;

1.22.	“Structural Change”-	With respect to any corporation, any one of the following: (a) Merger or split, within the meaning of these terms in Part 5 “B” of the Income Tax Ordinance [New Version] or in the Companies Law (including any consolidation and reorganization, all of which - irrespective of whether effected pursuant to Part Eight or Part Nine of the Companies Law or in any other way) or any action the result of which is similar with respect to a partnership or incorporation outside Israel, unless, with respect to a merger - the Corporations are the surviving entities as a result of such Structural Change; (b) Any action the result of which is the transfer of assets which are material for the corporation in their extent or nature or the receipt of a material undertaking as aforesaid; (c) Receipt of assets in return for shares or other securities or other rights of the corporation, when the assets relevant to the action as aforesaid are material for the corporation, in their extent or nature; all of which - whether in one transaction or in a series of transactions;

1.23.	“Verint US”-	Verint Systems, Inc., a Nasdaq listed corporation duly incorporated under the laws of the State of Delaware, whose principal place of business is at 175 Broadhollow Road, Melville, New’ York 11747.

2.	Ownership, Change of Control, and Structural Change

2.1

(a) Schedule 2.1(a) hereof sets out the following: Cognyte Technologies’ shareholders and the holders of our Means of Control, directly or indirectly, the relative proportions of their holdings of our shares and Means of Control as aforesaid (on a Fully Diluted Basis and not on a Fully Diluted Basis) and a description of the manner in which they are held (should it be indirectly), including details of each entity’s: corporate status (private/public/reporting); country of incorporation; tax residency; and, if applicable – relevant stock exchange where securities of such entity are traded; all - as of the date hereof and as shall be following the Spin-Off; (b) Schedule 2.1(b) hereof sets out the interested parties (as such term is defined in the Securities Law) and parties in control of Cognyte Software, directly or indirectly, their holdings of Cognyte Software’s shares and Means of Control (on a Fully Diluted Basis and not on a Fully Diluted Basis) and a description of the manner in which they are held (should it be indirectly), including the details set out in paragraph (a) above, all - as of the date hereof and as shall be following the Spin-Off.

2.2

No Structural Change of the Corporations will occur without the Bank’s prior written consent, provided, however, that for the purpose of this Clause 2.2 the Spin-Off shall not be deemed as a Structural Change.

2.3	A Change of Control occurring without the Bank’s prior written consent, shall constitute an Event of Default.

2.4

Cognyte Software hereby undertakes, that following the completion of the Spin-Off, it shall not suspend or cease to be listed as a publicly-traded corporation, or otherwise de-list any of its securities traded under the Nasdaq stock exchange, without the Bank’s prior written consent.

3.	Limitations on the Creation of Charges and the Giving of Guarantees

3.1	As of the date of signature of this Deed:

3.1.1

Other than as detailed under Schedule 3.1.1 hereto, we have not created any Security Interest of any kind over any of our Assets and we have not given any guarantee in favour of any third party, and we have also not undertaken to create any Security Interest or to give any guarantee as aforesaid.

3.1.2

(a) No guarantee or security (whether personal or in rem) or undertaking to indemnify (in this Clause 3.1.2: the “Security”) on behalf of a Party in a Related Group or on behalf of any other party was provided to any third party as security for any debts and obligations of the Corporations; (b) We or a Party in a Related Group or any other party have not undertaken to provide to any third party any Security as aforesaid; and (c) we shall insure that no such Security shall be provided by a Party in a Related Group or any other party to any third party as security for any debts and obligations of the Corporations unless similar Security is provided to the Bank, mutatis mutandis.

3.2

Other than the Permitted Securities, we shall not create or agree to subsist any Security Interest on any of our Assets, whether existing or future, in whole or in part, in any form or way, for any purpose and for any reason, in favour of any third party, and we shall not give any guarantee in favour of any third party (or any undertaking to indemnify any entity that provides such guarantee as aforesaid), and we shall not undertake in any way to execute any of the aforesaid transactions, all of which without the Bank’s prior written consent.

3.3	In Sub-Clauses 3.1 and 3.2 above:

3.3.1

The term “Security Interest” shall also include any charge, pledge (within the meaning ascribed to it in the Law of Pledge, 5727-1967), an assignment by way of pledge and a mortgage, as well as granting rights of set-off, rights of retention, retention of title or conditional sale in as much as they operate to enable an Asset or right to serve as collateral, including any retention requirements, restriction on release or transfer or trust arrangements in connection with cash and cash equivalents, and any other transaction of a similar nature.

The term “Permitted Securities” shall mean any (a) Security Interests existing as of the date hereof on our Assets, or any guarantee granted by us in favor of any third party, as detailed under Schedule 3.1.1 hereto; (b) Security Interest over any cash collateral (present or future) in any of our bank accounts; (c) guarantee by us of our subsidiaries’ obligations, in favour of any third party in the ordinary course of business and on market terms; (d) any undertaking to indemnify any banking or other financial corporation that issues bank guarantees at our request, with respect to any of our, or our subsidiaries’, obligations towards customers, suppliers or service providers, in the ordinary course of business and on market terms; and (e) cross guarantees between ourselves, in favour of another financial institution that provided or will provide us with credit in connection with the Spin Off, provided, however, that the aggregate amounts of the collateral detailed in Sub-Clauses (a) and (b) above (without double counting), together with any guarantee provided by us (or issued at our request) securing any financial indebtedness of our subsidiaries (“Restricted Permitted Securities”) shall not exceed, at any time, a sum of US $52,000,000.

3.4

Notwithstanding the provisions of Clause 3.2 above, we may create a fixed charge over new Assets which may be acquired by us, provided that such charge is only created in favour of the person which finances (but not by way of refinancing) the entire or partial acquisition of the Asset which is the subject of the specific charge, and subject to all of the following conditions:

3.4.1

We shall give the Bank 10 days’ prior written notice regarding our intention to receive the financing referred to in Clause 3.4 above, together with details of the amount thereof, the type of financing, the maturity thereof, the name of the party providing such financing in whose favour the aforesaid specific charge will be registered by us, as well as the details of the Asset being charged as security for such financing.

3.4.2	The debenture creating the charge shall specify the amount of the financing to be made available to us for the purpose of acquiring the charged Asset.

3.4.3

We shall not sign any such debenture unless it includes an express provision which states that the said charge shall be deemed null and void immediately upon the repayment of the financing which was given for the acquisition of the charged Asset.

4.	Collateral

As a security for the full and punctual payment of any and all Credit Amounts, each of the Corporations and Cognyte Software US shall grant in favor of the Bank the following collaterals:

4.1	A deed of guarantee by Cognyte Software, unlimited in amount, securing all Credit Amounts owed by Cognyte Technologies to the Bank;

4.2	A deed of guarantee by Cognyte Technologies, unlimited in amount, securing all Credit Amounts owed by Cognyte Software to the Bank;

4.3	A deed of guarantee by Cognyte Software US, unlimited in amount, securing all Credit Amounts owed by the Corporations to the Bank.

all – in form and substance as agreed between the Bank and us and as detailed under the Credit Documents.

5.	Sale and Purchase of Assets

We shall not sell, dispose of, transfer, deliver, lease out or hire out any of our assets, as they are now and as they may be in the future, in whole or in part, and we shall not undertake to do so, other than in the ordinary course of business and on market terms, to any third party including to a Party in a Related Group, without the Bank’s prior written consent thereto, and we shall not make any such disposition with respect to our intellectual property. Without derogating from the above, it is hereby clarified that we shall be permitted to provide licenses with respect to our intellectual property in the ordinary course of our business and on market terms.

6.	Changing Areas of Activity

Without the prior written consent of the Bank we shall not make any material change in our fields of activity or any other change in our activity so that our main activity becomes materially riskier.

7.	Delivering Reports and Information

7.1

We hereby undertake that within (a) 120 days of the 31st of January of each fiscal year, we shall deliver to the Bank all of our annual Financial Statements as at such date, and (b) 270 days of the 31st of January of each calendar year, we shall deliver to the Bank Cognyte Technologies’ Solo Financial Statements as at such date, in each case, as required according to the Accounting Principles, after having been audited by the independent, qualified external auditor of each of us and prepared in accordance with the Accounting Principles.

In addition, we hereby undertake that within 90 days of the last day of each Quarter, we shall deliver to the Bank our quarterly Financial Statements as at the last day of such Quarter, after having been reviewed by the independent, qualified, external auditor of each of us and prepared in accordance with the Accounting Principles.

Further, we hereby represent and warrant, that the Corporations are under no legal obligations pursuant to any applicable law, to issue any other Financial Statements, or Solo Financial Statements, or to issue any such statements earlier than as required pursuant to Clause 7.1 above.

7.2

We hereby undertake that within 90 days following January 31st and July 31st of each year, we shall deliver to the Bank a compliance certificate, signed by Cognyte Software’s Chief Financial Officer, setting forth the details and manner of calculation with respect to our compliance (or non-compliance), as of the date of the said Financial Statements or Solo Financial Statements, as applicable, with the financial covenants set forth under Clause 8 below. Such approval shall also specify the full amount of the guarantees given by the Corporations and the companies included in their Financial Statements or Solo Financial Statements, as applicable, as security for the payment of any third-party debts (including any Party in a Related Group).

7.3

We shall deliver to the Bank, not later than 120 days following the completion of the Spin-Off, Cognyte Software’s pro forma financial statements (substantially similar to those provided to the Bank prior to the execution of this Deed of Undertaking), giving effect to the transaction contemplated under the Spin-Off, in form and substance satisfactory to the Bank, provided that the information contained therein shall not deviate in any material respect, subject to Bank’s discretion, from the corresponding information detailed in Cognyte Software’s draft Form 20-F Registration Statement that has been furnished by us to the Bank, prior to the date hereof.

7.4

We shall deliver to the Bank, promptly upon its request, any required information, concerning the Spin-Off, including with respect to its progress, as well as any change, alteration or other modification to the manner in which the Spin-Off is to be carried out, so long as it affects each Corporation in any material respect or in any other manner, that at Bank’s discretion, affects Bank’s credit or compliance analysis with respect thereto.

7.5

In addition, we shall deliver to the Bank from time to time, at its reasonable request, additional information and documents in connection with our assets, our affairs, the holdings in our Corporations and our financial condition.

8.	Financial Covenants

8.1	We shall comply with each one of the financial covenants, as shall be reported in our Financial Statements, at all times, as set forth herein:

8.1.1	Definitions

The terms contained in this Clause 8 shall have the meaning as set out next to them:

“Equity Capital” - with reference to any respective date - the equity of Cognyte Software, within the meaning thereof according to the Accounting Principles; - as reported in the Financial Statements of Cognyte Software, for the period ending on the respective date to which they refer;

8.1.2	The Financial Covenants

8.1.2.1	Percentage of Equity Capital - the percentage of the Equity Capital of the total amount of the balance sheet of Cognyte Software, shall at no time be less than 30%;

8.1.2.2	Amount of Equity Capital - the Equity Capital of Cognyte Software shall at no time be less than the amount of US $200,000,000.

8.2	Cure Period

8.2.1

In the event that we shall breach any financial covenant referred to in Clause 8.1 above, then, following our written request, the Bank shall agree that for a one time period of not more than three (3) consecutive Quarters, such non- compliance shall not constitute an Event of Default, provided that:

8.2.1.1	the financial covenant detailed in Clause 8.1.2.1 above is not less than 20%; or (b) the financial covenant detailed in Clause 8.1.2.2 above is not less than US $100,000,000;

8.2.1.2	no other Event of Default has occurred or is continuing;

8.2.1.3	the Corporations have paid and are duly paying, as required under the Credit Documents, all applicable additional interest payments as set out in Clause 8.5 (if any).

8.2.2	For the avoidance of doubt, the cure referred to in Clause 8.2.1 above may not be made more than once during the period until the full repayment of the Credit Amounts.

8.3	Changing the Accounting Treatment:

8.3.1

We are aware that the financial covenants are based on accounting standards, Accounting Principles, estimates and accounting policy (hereinafter in this Clause 8: “the Accounting Treatment”) as applied to our latest Financial Statements. Any accounting treatment, which is different from that on the basis of which the latest Financial Statements, were prepared as aforesaid, in our Financial Statements, and that includes due to the application of any new or other accounting standards, changes in estimates or changes in accounting policy (all of the foregoing being referred to hereinafter in this Clause 8 as: “New Accounting Treatment”), may cause changes which could affect the financial covenants.

8.3.2	Accordingly, it is agreed that we will notify the Bank immediately upon us becoming aware of a New Accounting Treatment that is expected to affect the calculation of the above financial covenants.

8.3.3

If the Bank considers that changes have been made or are about to be made in our Financial Statements, due to New Accounting Treatment, that, at Bank’s reasonable discretion, affect or may affect the financial covenants set out hereunder materially in a manner that requires their adjustment in order to reflect the original economic purpose according to which the financial covenants were determined, the Bank may, after consultation with us in good faith, notify us what changes are required by the Bank in the financial covenants in order to adjust them to such changes, with the intention of adjusting them to such original economic purpose (hereinafter: “the Amended Financial Covenants”).

8.3.4

Once the Bank notifies us of the Amended Financial Covenants - they shall be binding upon us from the date of delivery of the Bank’s notice. If the Corporations do not agree to the Amended Financial Covenants determined by the Bank, the Corporations may continue to deliver to the Bank, together with each Financial Statement which is delivered to the Bank pursuant to Clause 7 above, an adjusted statement signed by an independent, qualified, external accountant, adjusting the Accounting Treatment which was applied by the Corporations prior to the adoption of the New Accounting Treatment, and the financial covenants will continue to be examined on the basis of the said adjusted statement.

8.4

If at any time we will undertake towards any third party to comply with any financial covenants and such undertaking includes different or additional financial covenants to those detailed herein, we shall notify the Bank thereof immediately, and at the request of the Bank, we will agree to the amendment of this Deed of Undertaking as to include the different or additional financial covenants as aforesaid.

8.5	Addition of Step-Up Interest

8.5.1	In the event that the following has occurred:

8.5.1.1	the financial covenant detailed in Clause 8.1.2.1 above is less than 25% but not less than 20%; or

8.5.1.2	the financial covenant detailed in Clause 8.1.2.2 above is less than US $130,000,000 but not less than US $100,000,000,

and so long as the Bank does not accelerate or demand the immediate prepayment or payment of the Credit Amounts, each of the Credit Documents shall be deemed amended such that interest at the rate of 0.5 percent (0.5%) per annum shall be added to the agreed interest rate payable under any of the Credit Documents for so long as we are in breach of any of our obligations as aforesaid (hereinafter in this Clause 8 - “the Default Period”). At the end of the Default Period as aforesaid, the interest will be reduced to the agreed interest rate between the Bank and the Corporations under each of the Credit Documents. This additional interest will be added to the payments of the interest on account of the Credit Amounts as set forth above, and together they will constitute the new agreed interest according to each of the Credit Documents.

8.5.2

For the avoidance of doubt, it is agreed that the above additional interest will not be refunded to us in any case or circumstances, even after the default has been remedied, and that the right of the Bank to additional interest as aforesaid, shall not derogate from, delay or affect any remedy or relief or right or cause of action which may be available to the Bank against us hereunder or under any of the Credit Documents and the provisions of this clause are in addition thereto.

It is further agreed that the interest at the rate as provided in Clause 8.5.1 above, does not constitute Default Interest or Interest at the Maximum Rate as defined in the Credit Documents, and in the applicable cases specified in the Credit Documents (relating to non-payment of any of the Credit Amounts), the Bank may debit us with Default Interest or Interest at the Maximum Rate as aforesaid, all in accordance with the relevant Credit Documents.

9.	Events of Default

9.1	A breach of any of our undertakings towards the Bank hereunder, or any declaration, representation or confirmation contained herein being incorrect or incomplete, is an Event of Default.

9.2

Events of Default hereunder will be added to the events which upon their occurrence, the Bank may, according to the Credit Documents, accelerate or demand the immediate repayment or payment of the Credit Amounts, in whole or in part, or take any steps for the collection thereof, and upon the occurrence thereof there shall be available to the Bank all of the rights and remedies which arise pursuant to the provisions of the Credit Documents in such cases (subject to the duties of giving notices or granting waiting or cure periods, in so far as there are any according to the provisions of the Credit Documents).

10.	Waivers

Any waiver, extension, concession, acquiescence or forbearance (hereinafter in this Clause 10: “waiver”) on the part of the Bank as to the non-performance or partial or incorrect performance of any obligation of ours pursuant hereto or pursuant to the Credit Documents shall not be treated as a waiver on the part of the Bank of any right but as a limited consent given in respect of the specific instance.

11.	General

11.1

Tax: Without derogating from any of the provisions of the Credit Documents, we confirm that any tax (of any type and under any law applicable to us in any jurisdiction) payable in connection with the transactions and actions contemplated by the Credit Documents, or with respect to or in relation to any Credit Amounts (except for income tax payable to the Israeli tax authorities on the Bank’s income deriving from interest and fees payable by us to the Bank under the Credit Documents) - shall all be borne and paid by us, and we shall bear the sole responsibility for such taxes. We further confirm that we are, and shall be, also solely responsible to examine all tax issues relating to the above, with respect to any jurisdiction outside of Israel.

11.2

Our obligations to the Bank under the Credit Documents shall at all times rank at least equally (pari passu), in terms of right and priority of payment with all of our other unsubordinated obligations, existing both presently and in the future (except for obligations which by operation of law are preferred unconditionally over other obligations). For the prevention of any doubt it is clarified that this undertaking does not prevent the existence of debts having a shorter term than our obligations to the Bank or which are to be repaid according to a different (or even earlier) repayment schedule, so long as it concerns repayments or repayment schedules in the ordinary course of business of dealing with the indebtedness of the Corporations, arising from its current requirements.

11.3	The recitals to this Deed of Undertaking and the schedules attached hereto form an integral part hereof and of the terms hereof.

11.4	Clause headings are inserted herein for ease of reference only and shall not be taken into account in the interpretation hereof.

11.5

The provisions hereof are in addition to and not in derogation of or as a substitute for any other obligation which we have assumed towards the Bank or in favour of the Bank in any other document, irrespective of whether incurred prior hereto or hereafter. In any case of conflict between the provisions of this Deed of Undertaking and the provisions of the other Credit Documents, with respect to any of the matters detailed herein, or if any specific matter is expressly agreed both under the provisions hereof and under any other Credit Document, the provisions herein shall prevail, unless agreed otherwise between us and the Bank in any of the Credit Documents, following the date hereof.

11.6

By signing this Deed of Undertaking, the irrevocable undertaking executed by Cognyte Technologies (previously known as Verint Systems Ltd.) in favour of the Bank, dated January 23, 2011 (as amended on February 8, 2011 and on March 20, 2011) is hereby terminated and shall have no further force and effect.

11.7

The provisions hereof shall not be construed as if to obligate the Bank to provide us or the Guaranteed Party or third parties with the Credit Amounts or any part thereof or to give us any Banking Services.

11.8

The rights of the Bank in connection with this Deed of Undertaking may be transferred, assigned, endorsed, sold or howsoever disposed of, to any of the entities listed in sections (2)-(4) of the first schedule to the Israeli Securities Law, 5728-1968, in accordance with the terms as agreed upon or as may be agreed upon from time to time in connection with the disposition of the rights of the Bank with respect to any Banking Service.

AND IN THE WITNESS WHEREOF WE HAVE SIGNED ON                             , 2021

[Signature page to follow]

Cognyte Software Ltd.

Cognyte Technologies Israel Ltd.

To

Bank Hapoalim B.M.

Re: Confirmation of Adoption of Resolution and Authorization

I, the undersigned,                      Advocate, acting as legal advisor of Cognyte Software Ltd. (Identifying Number: 516196425) (hereinafter: “the Corporation”) hereby confirm that there was presented to me a Deed of Undertaking which the Corporation signed in favour of Bank Hapoalim B. M. on                      (hereinafter, respectively: “the Bank” and “the Deed of Undertaking”) as well as the up-to-date incorporation documents of the Corporation (hereinafter: “the Incorporation Documents of the Corporation”) and I certify as follows:

1.	The Deed of Undertaking was signed on behalf of the Corporation by (hereinafter:

“the Authorized Persons”): Name:

I. D.                      and Name:

I. D.                     , the joint signatures of whom together with the stamp of the Corporation or its printed name is binding on the Corporation.

2.

All of the resolutions required for the purpose of entering into the Deed of Undertaking have been adopted by the competent organ of the Corporation, (which is: Board of directors of a company), and they were adopted according to applicable law and according to the Incorporation Documents of the Corporation and are binding on the Corporation for all intents and purposes.

3.	The Corporation has the authority to enter into the terms of the Deed of Undertaking with the Bank, and to act as provided therein, and subject to its terms.

4.

The Authorized Persons are authorized to sign on behalf of the Corporation the Deed of Undertaking and any document or form which may be required from time to time in connection with the Deed of Undertaking and the terms thereof, and to adopt on behalf of the Corporation any resolution and to give on behalf of the Corporation any of the notices required under the Deed of Undertaking, and to settle with the Bank from time to time, at their discretion, the terms and conditions of any kind or nature in connection with the aforesaid resolutions.

Date	Signature and stamp

To

Bank Hapoalim B.M.

Re: Confirmation of Adoption of Resolution and Authorization

I, the undersigned,                              Advocate, acting as legal advisor of Cognyte Technologies Israel Ltd. (Identifying Number: 512704867) (hereinafter: “the Corporation”) hereby confirm that there was presented to me a Deed of Undertaking which the Corporation signed in favour of Bank Hapoalim B. M. on (hereinafter, respectively: “the Bank” and “the Deed of Undertaking”) as well as the up-to-date incorporation documents of the Corporation (hereinafter: “the Incorporation Documents of the Corporation”) and I certify as follows:

1.	The Deed of Undertaking was signed on behalf of the Corporation by (hereinafter:

“the Authorized Persons”): Name:

I. D.                      and Name:

I. D.                     , the joint signatures of whom together with the stamp of the Corporation or its printed name is binding on the Corporation.

2.

All of the resolutions required for the purpose of entering into the Deed of Undertaking have been adopted by the competent organ of the Corporation, (which is: Board of directors of a company), and they were adopted according to applicable law and according to the Incorporation Documents of the Corporation and are binding on the Corporation for all intents and purposes.

3.	The Corporation has the authority to enter into the terms of the Deed of Undertaking with the Bank, and to act as provided therein, and subject to its terms.

4.

The Authorized Persons are authorized to sign on behalf of the Corporation the Deed of Undertaking and any document or form which may be required from time to time in connection with the Deed of Undertaking and the terms thereof, and to adopt on behalf of the Corporation any resolution and to give on behalf of the Corporation any of the notices required under the Deed of Undertaking, and to settle with the Bank from time to time, at their discretion, the terms and conditions of any kind or nature in connection with the aforesaid resolutions.

Date	Signature and stamp

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